EXHIBIT A

                             JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of March 27, 2009 that only one statement containing the information required by Schedule 13D, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Navarre Corp., and such statement to which this Joint Filing Agreement is attached as Exhibit A is filed on behalf of each of the undersigned.

						DDEC, Ltd.

						By:   /s/ C. Daniel Cocanougher
							-----------------------------
						Managing Member of DDEC Management, LLC,
						General Partner of DDEC, Ltd.

						C. DANIEL COCANOUGHER

						By:	/s/ C. Daniel Cocanougher
							----------------------------
						Guardian & Custodian for the Children of
						C. Daniel Cocanougher

						C. DANIEL COCANOUGHER

						By:	/s/ C. Daniel Cocanougher
							---------------------------
						Individually